Exhibit 99.1

MOD-PAC CORP. Reports Record Quarterly and Annual Product Sales in 2012

  Fourth quarter and full-year product sales increased to a record $16.5 million and $58.9 million, respectively
  Fourth quarter custom folding carton sales up 18.5% to $12.2 million; increased 7.4% to $46.0 million in 2012
  Gross margin expanded 610 basis points to 23.3% in the fourth quarter on improved leverage and continued cost control
  Net income increased nearly 153% to $1.0 million, or $0.31 per diluted share, in the fourth quarter
  Generated $4.8 million in cash from operating activities in 2012, a 28.0% increase over 2011

BUFFALO, N.Y.--(BUSINESS WIRE)--February 6, 2013--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, today announced financial results for its fourth quarter and year ended December 31, 2012.

Revenue increased $2.1 million, or 14.1%, to $16.6 million in the fourth quarter from $14.6 million in the prior-year period on strong custom folding carton sales. Net income increased 152.9% to $1.0 million, or $0.31 per diluted share, compared with $0.4 million, or $0.12 per diluted share, in the fourth quarter of 2011. The substantial increase in net income reflects positive leverage on higher sales and continued cost control.

Daniel G. Keane, President and CEO, commented, “We had a very strong second half of 2012, highlighted by record product sales in the fourth quarter. We continued to see demand increase for our custom folding carton business as we deepened relationships with a number of large customers and started to realize the potential of some newer accounts as they ramped up their business.”

Record Product Sales Buoyed by Strong Custom Folding Carton Growth

  Sales of custom folding cartons increased 18.5% to $12.2 million compared with $10.3 million in the fourth quarter of 2011. The increase was primarily due to the addition of new product lines from several existing customers, the ramp-up of sales from some large customers whose business was earned last year and higher graphics charges, partially offset by lower waste paperboard sales.
  Stock packaging sales were $3.7 million and $3.5 million in the fourth quarters of 2012 and 2011, respectively, reflecting increased holiday sales as a result of Easter being early this year.
  Personalized print sales were $0.7 million in the fourth quarter of 2012 consistent with the prior-year period.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, stated, “We recognized the operating leverage inherent within our business this quarter. Increased product sales and a continued focus on cost control drove our margin expansion and bottom line growth. We remain focused on increasing our sales and continue to look for productivity and operational enhancements in order to further leverage our fixed cost structure.”

Improved Leverage Drives Margin Expansion

Gross profit for the 2012 fourth quarter was $3.9 million, an increase of 54.3% when compared with gross profit of $2.5 million in the prior-year period. Fourth quarter gross margin expanded to 23.3% from 17.2% in the fourth quarter of 2011, reflecting improved leverage on higher sales combined with continued cost control.

Selling, general and administrative (SG&A) expense increased $0.3 million year-over-year to $2.2 million in the fourth quarter of 2012, due to higher employee related costs and approximately $0.2 million in expense associated with the formal proposal the Company received on October 29, 2012 to be acquired. As a percentage of revenue, SG&A was 13.5% and 13.2% in the fourth quarters of 2012 and 2011, respectively.

Earnings before interest, taxes, depreciation and amortization, and non-cash option expense (EBITDA) was $2.5 million in the fourth quarter of 2012, an increase of 79.4%, or $1.1 million, from $1.4 million in the fourth quarter of 2011. The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to EBITDA in the attached table.)

The Company’s effective tax rate for the fourth quarter of 2012 was 33.9%, a more normalized rate when compared with 23.1% in the 2011 fourth quarter.

2012 Highlights

Total revenue for 2012 increased 5.4% to $59.3 million compared with $56.2 million in 2011. Custom folding cartons sales were $46.0 million, up 7.4% from $42.8 million in 2011, mainly due to additional business from several large existing customers and ramp-up of sales from recently acquired accounts, partially offset by decreased waste paperboard revenue. Stock packaging sales were up slightly at $10.2 million in 2012, while personalized print sales decreased 5.7% to $2.7 million compared with 2011.

Gross profit increased $0.4 million to $10.7 million in 2012. Gross margin was 18.1% for the full year period, a 20 basis point decline from 2011. The operational leverage realized from increased product sales was offset by sales mix, higher employee related expenses and increased paperboard costs for the first half of 2012.

SG&A expense in 2012 was $7.9 million, or 13.4% of revenue, compared with $7.5 million, or 13.3% of revenue in 2011. The increase primarily reflects higher employee related costs and the incremental expense associated with the proposed transaction received in October 2012.

EBITDA for 2012 was $6.2 million compared with $6.3 million in the prior-year period. (See the Reconciliation of Net Income to EBITDA in the attached table.)

Net income decreased slightly to $1.7 million, or $0.51 per diluted share, in 2012 from $1.9 million, or $0.55 per diluted share, in 2011. The prior-year period benefitted from $96 thousand in other income related to a New York State development grant.

Liquidity

Cash and cash equivalents were $3.6 million at December 31, 2012, down from the 2011 year-end balance of $3.9 million. The change was primarily the result of increased capital expenditures.

Capital expenditures for 2012 were $5.1 million compared with $2.3 million in 2011, reflecting $2.0 million associated with the purchase of a seven-color print press and approximately $1.6 million toward the infrastructure improvements needed to reconnect to the public utility electric power grid. Capital expenditures in 2013 are expected to be between $1.8 million to $2.1 million.

Mr. Lupp noted, “Our strong sales growth coupled with the limited energy capacity of our cogeneration facility necessitated that we secure additional power. In the fourth quarter, we successfully reconnected to the power grid and, earlier in 2012, were awarded low-cost power through the Recharge New York Power Program of the New York Power Authority.”

There were no shares repurchased by the Company during 2012. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Outlook

Mr. Keane concluded, “As we enter 2013, we will look to build on the strength of our platform by continuing to make strategic investments in our business to grow our top-line and increase overall productivity and efficiency to drive sustainable long-term growth.”

Board of Directors Forms Special Committee and Appoints Independent Advisors

The Company's Board of Directors formed an independent committee (the “Committee”) comprised of Robert J. McKenna, William G. Gisel, Jr. and Howard Zemsky to consider a formal proposal the Company received on October 29, 2012 from Daniel G. Keane, Director, President and Chief Executive Officer, and Kevin T. Keane, Chairman of the Board, to acquire the Company for $7.20 in cash per share. Mr. McKenna will serve as Chairman.

The committee has appointed Western Reserve Partners LLC as its independent financial advisor and Harter Secrest & Emery LLP as its legal counsel. The independent advisors are assisting the Committee with its work in connection with the proposal. No final decisions have been made by the Committee with respect to the Company's response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other proposal will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Webcast and Conference Call

MOD-PAC will host a conference call and webcast today at 10:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the period, followed by a question-and-answer session.

The conference call can be accessed by dialing (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 1:30 p.m. ET the day of the call until Wednesday, February 13, 2013. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 407402. An archive of the webcast will be available on the Company’s website at www.modpac.com, along with a transcript, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery. MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)
	Three months ended		Years ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Revenue
Product sales	$16,520	$14,446	$58,890	$55,777
Rent	97	113	394	448
Total Revenue	16,617	14,559	59,284	56,225
Cost of products sold	12,750	12,053	48,554	45,943
Gross profit	3,867	2,506	10,730	10,282
Gross profit margin	23.3%	17.2%	18.1%	18.3%
Selling, general and administrative expense	2,236	1,927	7,939	7,488
Income from operations	1,631	579	2,791	2,794
Operating margin	9.8%	4.0%	4.7%	5.0%
Interest expense, net	46	47	189	192
Other expense (income), net	16	(1)	60	(146)
Income before taxes	1,569	533	2,542	2,748
Income tax expense	532	123	853	877
Net income	$1,037	$410	$1,689	$1,871

Basic income per share:	$0.32	$0.13	$0.52	$0.57
Diluted income per share:	$0.31	$0.12	$0.51	$0.55

Weighted average diluted shares outstanding	3,332	3,337	3,318	3,416

MOD-PAC CORP. PRODUCT LINE SALES DATA (unaudited)

($ in thousands)
	Three Months Ended		%	Years Ended		%	2012 % of
	12/31/2012	12/31/2011	change	12/31/2012	12/31/2011	change	Total
FOLDING CARTONS
Custom folding cartons	$12,200	$10,295	18.5%	$45,982	$42,822	7.4%	78.1%
Stock packaging	3,654	3,491	4.7%	10,195	10,077	1.2%	17.3%
Folding cartons subtotal	15,854	13,786	15.0%	56,177	52,899	6.2%	95.4%

PERSONALIZED PRINT	666	660	0.9%	2,713	2,878	(5.7%)	4.6%
Total product sales	$16,520	$14,446	14.4%	$58,890	$55,777	5.6%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEETS

($ in thousands)	(Unaudited)
	December 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$3,641	$3,900
Accounts receivable	6,008	5,400
Allowance for doubtful accounts	(13)	(20)
Net accounts receivable	5,995	5,380
Inventories	6,782	7,023
Refundable income taxes	-	219
Prepaid expenses	424	506
Total current assets	16,842	17,028

Property, plant and equipment, at cost:
Land	1,224	1,192
Buildings and improvements	14,435	12,789
Machinery and equipment	53,125	50,566
Construction in progress	643	168
	69,427	64,715
Less accumulated depreciation	(53,928)	(51,065)
Net property, plant and equipment	15,499	13,650
Deferred income taxes	317	-
Other assets	481	466
Total assets	$33,139	$31,144

Current liabilities:
Current maturities of long-term debt	$20	$89
Accounts payable	1,884	2,151
Accrued expenses	1,223	1,171
Income taxes payable	180	-
Total current liabilities	3,307	3,411

Long-term debt	1,800	1,820
Other liabilities	26	27
Deferred income taxes	-	87
Total liabilities	5,133	5,345

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares,
issued 3,712,156 in 2012, 3,623,945 in 2011	37	36
Class B common stock, $.01 par value, authorized 5,000,000
shares, issued 564,191 in 2012, 582,493 in 2011	6	6
Additional paid-in capital	4,288	3,771
Retained earnings	31,685	29,996
Treasury stock at cost, 998,809 shares in 2012 and 2011	(8,010)	(8,010)
Total shareholders' equity	28,006	25,799

Total liabilities and shareholders' equity	$33,139	$31,144

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Years Ended December 31
	2012	2011
Cash flows from operating activities:
Net income	$1,689	$1,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,226	2,965
Adjustment to provision for doubtful accounts	(11)	(13)
Stock option compensation expense	274	379
Deferred income taxes	(404)	81
Loss (gain) on disposal of assets	63	(49)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(604)	(460)
Inventories	242	(1,789)
Prepaid expenses	82	(66)
Other liabilities	(1)	3
Accounts payable	(269)	850
Payable (refundable) income taxes	453	(259)
Accrued expenses	52	232

Net cash provided by operating activities	4,792	3,745

Cash flows from investing activities:
Proceeds from the sale of assets	-	49
Change in other assets	(26)	7
Capital expenditures	(5,126)	(2,332)

Net cash used in investing activities	(5,152)	(2,276)

Cash flows from financing activities:
Principal payments on long-term debt	(89)	(159)
Proceeds from issuance of stock	190	160
Purchase of stock for treasury	-	(1,010)

Net cash provided by (used in) financing activities	101	(1,009)

Net change in cash and cash equivalents	(259)	460

Cash and cash equivalents at beginning of year	3,900	3,440

Cash and cash equivalents at end of year	$3,641	$3,900

MOD-PAC CORP. Reconciliation between Net Income and EBITDA

(in thousands)	Three Months Ended		Years Ended
	12/31/12	12/31/11	12/31/12	12/31/11

GAAP Net Income	$1,037	$410	$1,689	$1,871

Interest	46	47	189	192

Taxes	532	123	853	877

Depreciation and amortization	849	770	3,226	2,965

Stock-based compensation	33	42	274	379

EBITDA	$2,497	$1,392	$6,231	$6,284

EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation and amortization and option expense. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
For more information:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com